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                                                                   EXHIBIT 12.1


                         AMC ENTERTAINMENT INC. AND SUBSIDIARIES
                            RATIO OF EARNINGS TO FIXED CHARGES
                                   (Dollars in thousands)

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                                                                     Actual           Actual        Actual Year    Actual Year
                                                                 39 weeks ended   39 weeks ended  52 weeks ended  52 weeks ended
                                                                  December 27,      December 28,      March 29,      March 30,
                                                                     2001              2000             2001            2000
                                                                 --------------   --------------   --------------  -------------
EARNINGS
Earnings (loss) before income taxes and cumulative effect
accounting changes ..........................................    $    (2,273)     $    (41,660)    $   (135,826)   $  (81,247)
Add:  Fixed charges (below) .................................        104,491           118,021          157,624       136,856
      Depreciation on capitalized interest ..................            898               817            1,107           845
Less: Interest capitalized (below) ..........................         (2,005)           (3,062)          (4,186)       (7,899)
      Undistributed (income) loss-Joint Ventures ............            228             2,898            2,970         2,065
                                                                 -----------      ------------     ------------    ----------

    Earnings for ratio ......................................        101,339            77,014           21,689        50,620
                                                                 -----------      ------------     ------------    ----------
FIXED CHARGES:
 Interest on borrowings .....................................         33,927            48,533           64,347        54,088
 Interest on capital and financing lease obligations ........          9,773             9,537           12,653         8,615
 Interest capitalized .......................................          2,005             3,062            4,186         7,899
 Estimated interest portion of rental expense(1) ............         58,786            56,889           76,438        66,254
                                                                 -----------      ------------     ------------    ----------

    Fixed Charges ...........................................        104,491           118,021          157,624       136,856
                                                                 -----------      ------------     ------------    ----------

FIXED CHARGES IN EXCESS OF EARNINGS .........................    $     3,152      $     41,007     $    135,935    $   86,236
                                                                 ===========      ============     ============    ==========

RATIO OF EARNINGS TO FIXED CHARGES ..........................             --                --               --            --
                                                                 ===========      ============     ============    ==========


                                                                 Actual Year       Actual Year       Actual Year
                                                               52 weeks ended    52 weeks ended    52 weeks ended
                                                                  April 1,          April 2,          April 3,
                                                                    1999             1998                1997
                                                               --------------    --------------    --------------
EARNINGS
Earnings (loss) before income taxes and cumulative effect
accounting changes .........................................   $     (26,516)    $     (41,099)    $     31,895
Add:  Fixed charges (below) ................................         100,791            79,417           52,231
      Depreciation on capitalized interest .................             350             1,016              410
Less: Interest capitalized (below) .........................          (7,040)           (8,264)          (3,344)
      Undistributed (income) loss-Joint Ventures ...........             (10)             (133)            (191)
                                                                 -----------      ------------     ------------

    Earnings for ratio .....................................          67,575            30,937           81,001
                                                                 -----------      ------------     ------------

FIXED CHARGES:
 Interest on borrowings ....................................          30,195            26,366           12,194
 Interest on capital and financing lease obligations .......           8,433             9,326           10,006
 Interest capitalized ......................................           7,040             8,264            3,344
 Estimated interest portion of rental expense(1) ...........          55,123            35,461           26,687
                                                                 -----------      ------------     ------------

    Fixed Charges ..........................................         100,791            79,417           52,231
                                                                 -----------      ------------     ------------

FIXED CHARGES IN EXCESS OF EARNINGS ........................     $    33,216      $     48,480     $         --
                                                                 ===========      ============     ============

RATIO OF EARNINGS TO FIXED CHARGES .........................              --                --              1.6
                                                                 ===========      ============     ============
-----------------------------
The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of income (loss) before income taxes and cumulative effect of accounting changes, plus fixed charges except capitalized interest. Fixed charges consist of interest expense
(including amortization of debt issuance costs), and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.
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(1) Used one-third of rent expense on operating leases.